ABATIX CORP.
                         8201 EASTPOINT DRIVE, SUITE 500
                               DALLAS, TEXAS 75227

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE HOLDERS OF THE COMMON STOCK:

         PLEASE TAKE NOTICE that the 2000 Annual Meeting of the Stockholders of Abatix Corp., a Delaware corporation (the "Company"), will be held at the Holiday Inn, LBJ Northeast, 11350 LBJ Freeway, Dallas, Texas 75238 on Thursday, May 18, 2000 at 9:00 A.M., Central Time, or at any and all adjournments thereof, for the following purposes:

1.       To elect five directors to the Board of Directors;

2.       To ratify of the appointment of independent auditors; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Proxy Statement dated April 30, 2000 is attached.

         The Board of Directors has fixed the close of business on April 17, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote, at the meeting.

         Stockholders who do not expect to be present at the meeting are urged to complete, date, sign and return the enclosed proxy. No postage is required if the enclosed envelope is used and mailed in the United States.

                                 BY ORDER OF THE BOARD OF DIRECTORS,

                                              Gary L. Cox, SECRETARY

Dallas, Texas
April 30, 2000

                                   ABATIX CORP.

                         8201 EASTPOINT DRIVE, SUITE 500

                               DALLAS, TEXAS 75227

                                 PROXY STATEMENT

                                       FOR

                         ANNUAL MEETING OF STOCKHOLDERS

         The Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Abatix Corp., a Delaware corporation (the "Company"), of proxies for use at the 2000 Annual Meeting of Stockholders ("Annual Meeting") to be held at the Holiday Inn, LBJ Northeast, 11350 LBJ Freeway, Dallas, Texas 75238 on Thursday, May 18, 2000 at 9:00 A.M., Central Time, or at any and all adjournments thereof. The cost of this solicitation will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, telegraph or personal interview. The Annual Report of the Company for the fiscal year ended December 31, 1999 is being mailed together with this Proxy Statement and form of Proxy. The approximate date of mailing of this Proxy Statement and form of Proxy is April 30, 2000.

                       OUTSTANDING STOCK AND VOTING RIGHTS

         In accordance with the By-Laws of the Company, the Board of Directors has fixed the close of business on April 17, 2000 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record on that date, on which the transfer books of the Company remained open, will be entitled to vote. A stockholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy holders of the Company at any time before it is voted. Unless authority is withheld in writing, proxies that are properly executed will be voted for the proposals thereon. Although a stockholder may have given a proxy, such stockholder may nevertheless attend the meeting, revoke the proxy and vote in person. The affirmative vote of a plurality of the shares of Common Stock present or represented at the meeting is required to elect Directors. The ratification of the appointment of the Company's auditors will require the affirmative vote of a majority of the shares of the Company's Common Stock voting at the Annual Meeting in person or by proxy.

         As of April 17, 2000, the record date for determining the stockholders of the Company entitled to vote at the Annual Meeting, approximately 1,711,148 shares of the Common Stock of the Company, $.001 par value ("Common Stock"), were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of Common Stock as of the record date.

         Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their client's proxies in their own discretion as to the election of directors if the client has not furnished voting instructions within ten days of the meeting. Certain proposals other than the election of directors are "non-discretionary" and brokers who have received no instructions from their clients do not have discretion to vote on those items. When brokers vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes." If any such proposals were on the agenda for this meeting, broker non-votes would be included in determining the presence of a quorum at the meeting, but they would not be considered "shares present" for voting purposes and would have no impact on the outcome of such proposals.

                          SECURITY OWNERSHIP OF CERTAIN

                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth Common Stock ownership information as of March 30, 2000, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and executive officer of the Company and (iii) all directors and executive officers of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 8201 Eastpoint Drive, Suite 500, Dallas, Texas 75227.

                                         Shares
                                         Beneficially         Percent of
Name                                     Owned    (1)         Class    (2)
----                                     ------------         ------------
Terry W. Shaver (3)                           593,650                34.7%
Gary L. Cox (4)                               349,484                20.4%
Frank J. Cinatl (5)                            14,000                 0.8%
Donald N. Black (6)                             5,100                 0.3%
Daniel M. Birnley (6)                               -                 0.0%
All executive officers and directors
 as a group (5 persons)                       962,234                56.2%

---------------

(1) Unless otherwise provided, amount represents shares for which the beneficial owner has sole voting and investment power and includes options currently exercisable or exercisable within 60 days.

(2) The percentage of class is calculated assuming that the beneficial owner has exercised any options or other rights to subscribe which are currently exercisable within sixty (60) days and that no other options or rights or warrants to subscribe have been exercised by anyone else.

(3) Mr. Shaver is President, Chief Executive Officer and a Director of the Company.

(4) Mr. Cox is Executive Vice President, Chief Operating Officer, Secretary and a Director of the Company.

(5) Mr. Cinatl is Vice President, Chief Financial Officer and a Director of the Company.

(6)      Mr. Black and Mr. Birnley are Directors of the Company.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         All required reports were filed within the appropriate time limits.

                              ELECTION OF DIRECTORS

         The Board of Directors is responsible for the overall affairs of the Company. The names of the nominees, their principal occupations and the year in which they became Directors, are set forth.

                              NOMINEES FOR ELECTION

Name and Principal                                                    Director
    Occupation                                       Age               Since
------------------                                   ---              --------
Terry W. Shaver, President and                        42                1988
Chief Executive Officer

Gary L. Cox, Executive Vice                           46                1988
President, Chief Operating
Officer and Secretary

Frank J. Cinatl, IV, Vice                             39                1999
President and Chief Financial Officer

Donald N. Black                                       48                1998
Retired President, Gena Laboratories, Inc.

Daniel M. Birnley, Retired President/Founder,         50                2000
North State Supply Co. of Phoenix

     Each Director is elected for a period of one year at the Company's annual meeting of stockholders. Executive officers are appointed annually and, except to the extent governed by employment contracts, serve at the discretion of the Board of Directors.

     TERRY W. SHAVER has served as President, Chief Executive Officer and a Director of the Company since its incorporation in December 1988 and of its predecessor, T&T Supply Company, Inc., since its organization in May 1983. From February 1979 until May 1983, Mr. Shaver was a Sales Representative with Global Safety Resources, Inc., Dallas, Texas, a distributor of industrial safety equipment and supplies. From July 1978 to January 1979, Mr. Shaver was a Sales Representative with Continental Industrial Supply Corp., Richardson, Texas, a distributor of industrial equipment and supplies. Between January 1977 and July 1978, Mr. Shaver was a Sales Representative with Briggs-Weaver, Inc., Dallas, Texas, a distributor of industrial equipment and supplies.

     GARY L. COX has been Executive Vice President, Chief Operating Officer and a Director of the Company since its organization and Vice President and a Director of its predecessor company, T & T Supply Company, Inc., since February 1985. From April 1984 to December 1985, Mr. Cox also was Vice President of Diamond Built, Inc., Dallas, Texas, a real estate investment and construction company. Between January 1980 and March 1984, Mr. Cox was President of W.R. Cox Electric, Inc., Dallas, Texas, an electrical contracting firm and was with that company in various capacities commencing in June 1974.

     FRANK J. CINATL, IV has been Vice President and Chief Financial Officer of the Company since 1994 and was appointed to the Board of Directors in February 1999. From 1989 to 1994, Mr. Cinatl was Manager of External Financial Reporting for The LTV Corporation, Dallas, Texas, a steel, aerospace/defense and energy company. Between 1983 and 1989, Mr. Cinatl was an auditor for an international public accounting firm.

     DONALD N. BLACK was appointed a Director of the Company in February 1998, and was elected a Director at the 1998 annual meeting. Between 1979 and 1996, Mr. Black was employed by and owned Gena Laboratories Inc. ("Gena"), a manufacturer and distributor of professional beauty products. Mr. Black originally joined Gena in December 1979 as General Manager, became Vice President in 1985, then served as President from 1989 until November 1996, when Styling Technology Corporation acquired Gena. Prior to Gena, Mr. Black was a regional manager for Professional Beauty Supply from 1977 to 1979 and a regional manager for Milo Beauty Co., from 1974 to 1977, both Salon Product Distribution Companies. Mr. Black is a 1974 graduate of Duke University with a BA in Economics.

     DANIEL M. BIRNLEY was appointed a Director of the Company in March 2000 to fill a vacancy. From 1977 to 1999, Mr. Birnley was employed by and owned North State Supply. Mr. Birnley originally joined North State Supply Co. of Pennsylvania in 1977 as an outside salesperson, became General Manager in 1978, then became the owner in 1988. He moved to Phoenix, Arizona in 1990 and founded North State Supply Co. of Phoenix where he served as President and Chief Executive Officer until June 1999.

         Messrs. Cox, Black and Birnley comprise the Company's audit committee. Its duties include the selection and recommendation of independent auditors subject to the approval of the stockholders, review of the scope and results of the annual audit, and review of the adequacy and effectiveness of the Company's internal control structure. The audit committee met once during 1999.

         The Company has not established a standing nominating or compensation committee of the Board of Directors at the present time. During 1999, the Board of Directors held five meetings that were attended by all of the Directors.

         All Directors who are not otherwise employed by the Company received during 1999 an annual fee of $5,000 for serving as Directors. Directors will also be reimbursed for reasonable expenses incurred in connection with their attendance at meetings. There are no family relationships among the Company's Executive Officers and Directors.

         Section 145 of the General Corporation Law of Delaware permits the indemnification of directors, officers, employees and agents of Delaware corporations. The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its Directors and Officers to the full extent permitted by the General Corporation Law of the State of Delaware.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF NOMINEES FOR DIRECTORS SET FORTH ABOVE.

                             EXECUTIVE COMPENSATION

               BOARD COMPENSATION REPORT ON EXECUTIVE COMPENSATION

The compensation program for Abatix is administered in a manner that promotes the attainment of reasonable profits on a consistent basis in order to preserve job protection and job security; that promotes and rewards productivity and dedication to the success of Abatix; that accomplishes internal equity among its people; and that responds to the influence of external market forces.

The above principles are applied to all employees, including executive officers. The Board of Directors reviews the compensation of Abatix's executive officers on an annual basis. The Board considers the total compensation (both salary and incentives), as well as the recommendation of the Company's President, in establishing each element of compensation.

At current cash compensation levels, the Board does not expect Internal Revenue Service regulations regarding maximum deductibility of executive compensation to have any application to the Company.

The principal elements of compensation for Abatix's executive officers are the following:

Base Salary. As a rule, base salary for the executive officers of Abatix falls below the salaries for comparable positions in comparably sized companies. The Board bases this determination on information obtained for similarly situated businesses; its impression of the prevailing business climate; and the advice of the Company's President. Annual salary increases, if any, for executive officers as a group are not more, on a percentage basis, than those received by other employees.

Annual Incentive Bonus. The Board of Directors determines the amount of each bonus for executive officers at the end of each year.

In fixing the salary and bonus amounts for 1999, the Board considered the performance of each individual, his or her level of responsibility within the Company, the Company's profitability, the longevity in office of each officer, and each officer's performance as a team member. However, no mathematical weighing formulae were applied with respect to any of these factors. In evaluating an individual's performance, the Board relied on the recommendation of the President, whose recommendation is based on his own perception of such officer's performance.

The Company does not use defined performance targets in establishing compensation, nor does it employ minimum, targeted or maximum amounts of bonuses or total compensation levels for the executive officers and the final determination of compensation is subjective.

Automobiles. Each of the three executive officers of the Company is supplied with vehicles owned and maintained by the Company.

Stock Options. In an effort to bridge the perceived gap between the lower level of cash compensation for Company officers as compared to their peers and to provide a long-term incentive for future performance that aligns officers' interests with shareholders in general, the Company has granted stock options to executive officers and other key employees in the past. Currently, there are no options outstanding, nor are there any options available for grant.

Executive officers, including the President, participate in the Abatix 401(K) Profit Sharing Plan, which are available to all Abatix employees on the same basis. Abatix makes little use of perquisites for executive officers.

                                                              BOARD OF DIRECTORS
                                                                 Terry W. Shaver
                                                                     Gary L. Cox
                                                             Frank J. Cinatl, IV
                                                                  Lamont C. Laue
                                                                 Donald N. Black

         All of the Company's Executive Officers are full-time employees. Total cash compensation paid to all Executive Officers as a group for services provided to the Company in all capacities during the fiscal year ended in December 31, 1999 aggregated to $639,000. Set forth below is a summary compensation table in the tabular format specified in the applicable rules of the Securities and Exchange Commission with respect to all Executive Officers of the Company or any of its subsidiaries who received total salary and bonus that exceeded $100,000 during the periods reflected.

                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation                     Long Term Compensation
                        -------------------------------------------  -------------------------------------
                                                                                    Securities
  Name and                                                            Restricted    underlying
  principal                                          Other annual       stock        Options/      LTIP         All other
  position       Year      Salary         Bonus      compensation      award(s)      SARs (#)     payouts     compensation
--------------  ------- -------------  -----------  ---------------  ------------- -------------  -------   ----------------

Terry W.         1999     $170,000       $15,000        $12,000*            -            -            -             -
Shaver,          1998     $156,000       $40,000        $12,000*            -            -            -             -
President        1997     $150,000       $10,000        $12,000*            -            -            -             -
and CEO

Gary L.          1999     $170,000       $40,000@       $12,000*            -            -            -             -
Cox,             1998     $156,000       $10,000@       $12,000*            -            -            -             -
Exec. V.P.       1997     $150,000       $15,000@       $12,000*            -            -            -             -
and COO

Frank J.         1999     $ 92,000       $ 5,000        $ 3,140
Cinatl,          1998     $ 84,000       $25,000        $ 1,140             -            -            -             -
V.P.             1997     $ 80,000       $ 7,500        $ 1,140             -            -            -             -
and CFO

Brian G.         1999     $130,637       $ 3,276        $12,000**           -            -            -             -
Mendelsohn,V.P.
Sales


* - Amounts represent the estimated annual value of vehicles and related maintenance benefits provided to such executive officers in all years presented.

** - Amount represents monthly auto allowance paid to named executive officer.

@ - Mr. Cox elected to defer $10,000 of his 1997 bonus until January 1998, his entire $40,000 bonus for 1998 until January 1999, and his entire $15,000 bonus for 1999 until January 2000.

There are currently no stock option, stock appreciation rights or long-term compensation plans for any employees, including the executives, of the Company.

                              EMPLOYMENT AGREEMENTS

         Messrs. Shaver and Cox are parties to employment agreements with the Company expiring December 31, 2000. These agreements provide for minimum annual compensation of $170,000 each. Such employment agreements preclude each individual from competing with the Company for a period of twelve months following termination of his employment for cause or by reason of his voluntarily leaving the employ of the Company. The employment agreements also require them to maintain the confidentiality of proprietary data relating to the Company and its activities and services. The employment agreements also provide for certain executive benefits such as the use of an automobile, reimbursement of business expenses, health insurance and related benefits.

                                PERFORMANCE TABLE

         The following table compares total stockholder returns for the Company over the last five years to the CRSP Total Return Index for The Nasdaq Stock Market and for Nasdaq Non-Financial Stocks assuming a $100 investment made on December 31, 1994. The stock performance shown on the table below is not necessarily indicative of future price performance. The closing price is used to compute the return for Abatix Corp.

                                   1994    1995    1996    1997    1998    1999
                                   ----    ----    ----    ----    ----    ----
Abatix Corp.                       $100    $156    $144    $131    $181    $ 98
Nasdaq Total Return Index          $100    $141    $174    $213    $300    $542
Nasdaq Non-Financial Stocks Index  $100    $139    $169    $198    $290    $559

                                RETIREMENT PLANS

         The  Company  has  a  401(K)  Plan,   pursuant  to  which  the  Company
contributed   $42,366,   $38,154,  and  $59,195  during  1999,  1998  and  1997,
respectively. At this time, Terry W. Shaver, Gary L. Cox, Frank J. Cinatl and 80 other employees are eligible to participate in the 401(K) Plan, which requires all employees to have performed services to the Company for at least one year. Contributions by an employee in any one year may not exceed the lesser of 15% of their respective salary or the Internal Revenue Service specified limits. The Company currently matches 20% of the employees' contributions on an ongoing basis, but the Board of Directors may approve an increase or a decrease in the matching portion at any time in the future.

                   TRANSACTIONS WITH MANAGEMENT AND AFFILIATES

         Mr. Gary L. Cox, Executive Vice President and Chief Operating Officer, owed the Company approximately $80,000 at December 31, 1998. The original amount was loaned to Mr. Cox to pay the tax liability associated with the exercise of stock options in 1993. The interest rate on this loan is the prime rate plus 200 basis points. In January 1999, the Board of Directors accepted 22,766 shares of the Company's stock from Mr. Cox as payment in full of the balance owed to the Company.

     Effective June 1999, Abatix Corp. purchased the assets of North State Supply Co. of Phoenix for $2,100,000 in cash and approximately $785,000 of assumed liabilities. This company was owned and operated by Mr. Daniel M. Birnley, a nominee for election as a member of the Board of Directors for 2000.

                      APPOINTMENT OF THE COMPANY'S AUDITORS

         The appointment of KPMG LLP as independent auditors of the Company for the fiscal year ended December 31, 2000 will be ratified.

         Although the Board of Directors of the Company is submitting the appointment of KPMG LLP for stockholder approval, it reserves the right to change the selection of KPMG LLP as auditors, at any time during the fiscal year, if it deems such change to be in the best interest of the Company, even after stockholder approval.

         Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPOINTMENT OF THE COMPANY'S AUDITORS.

                         INTEREST OF CERTAIN PERSONS IN
                     OPPOSITION TO MATTERS TO BE ACTED UPON

         The Company is not aware of any substantial interest, direct or indirect, by securities holdings or otherwise of any officer, director or associate of the foregoing persons in any matter to be acted on, as described herein, other than elections to offices.

                                  OTHER MATTERS

         Management is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

                   STOCKHOLDER'S PROPOSALS TO BE PRESENTED AT
                      THE COMPANY'S NEXT ANNUAL MEETING OF
                                  STOCKHOLDERS

         Stockholder proposals intended to be presented at the 2001 Annual Meeting of Stockholders of the Company must be received by the Company, at its principal executive offices no later than December 31, 2000, for inclusion in the Proxy Statement and Proxy relating to the 2001 Annual Meeting of Stockholders.

                     AVAILABILITY OF FORM 10-K ANNUAL REPORT

     Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, are available without charge to stockholders upon request to Mr. Frank J. Cinatl, Vice President, Abatix Corp., 8201 Eastpoint Drive, Suite 500, Dallas, Texas 75227.

                            BY ORDER OF THE BOARD OF DIRECTORS

                                        Gary L. Cox, SECRETARY

Dallas, Texas
April 30, 2000